CERTIFICATE OF COMPLIANCE

The    undersigned,   an   officer    of    Meritech   Mortgage   Services, Inc.
(The "Participant")        hereby         certifies        as           follows:


     (1) A review of the activities of the Participant during the preceding year with respect to performance under this Agreement has been made under such Officer's supervision; and



     (2) To the best of such Officer's knowledge based on such review, there is no default by the Participant in fulfillment of any of its obligations under this Agreement, or if there is any such default and the such Officer, specifying each such default and the nature and status thereof.



In witness whereof the undersigned has executed this Certificate of Compliance this 29th day of February, 1996.



Meritech Mortgage Services, Inc.


/s/X